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                                                                    EXHIBIT 99.1

          ALLIED RISER COMMUNICATIONS (ARC) WILL ISSUE $150 MILLION OF
                         CONVERTIBLE SUBORDINATED NOTES

         DALLAS, June 22/PRNewswire/ -- Allied Riser Communications Corporation (NASDAQ: ARCC) announced that it will issue $150 million 7 1/2% Convertible Subordinated Notes due 2007. The initial purchaser has also exercised an option to purchase an additional $50 million of notes to cover over-allotments.

         The notes will be issued at 100% of the principal amount and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. ARC anticipates that the offering will close on or about June 28, 2000. The proceeds of the offering will be used for the construction of additional in-building networks, for working capital and general corporate purposes, including to fund operating losses, and for business acquisitions and investments.

         The notes are due June 15, 2007, and will be convertible, at the option of the holder, into shares of ARC common stock, and accrue interest that will be payable semiannually beginning December 15, 2000.

         Neither the convertible subordinated notes nor the shares of common stock issuable upon conversion have been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an exemption from registration.

         This notice is not an offer to sell the securities described and Allied Riser Communications is not soliciting offers to buy these securities.

ABOUT ALLIED RISER COMMUNICATIONS:

         ARC provides very high speed, IP-based, "first-mile" communications services to small and medium-sized businesses in major metropolitan areas in the United States. ARC delivers services over fiber-optic networks that it designs, constructs, owns and operates inside commercial office buildings. Over this infrastructure, ARC offers ultra high-speed Internet access, enhanced conference calling services, and other broadband data services and applications. ARC's Internet access services provide a direct "always-on" connection to the Internet at speeds more than six times faster than T-1 and DSL lines and up to 175 times faster than standard dial-up service.

         For more information about ARC, visit the company's web site at www.arcbroadband.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

         The statements contained in this release that are not historical facts may be deemed to contain forward-looking statements, including but not limited to statements regarding overall market demand for market acceptance of the Company's services, the intention to deploy fiber-



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 optic networks in additional buildings or markets and the timing and breadth of penetration in each building or market. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the intense competition for the Company's service offerings, dependence on growth in demand for the Company's services, ability to manage growth of our operations, the ability to raise additional capital and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any of the forward-looking statements contained herein to reflect future events or developments.

SOURCE Allied Riser Communications Corporation

CONTACT: Joey D. Mooring, Sr. Manager, Corporate Communications of Allied Riser Communications Corporation, 214-560-2357, or email, jmooring@arcmail.com/




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